Exhibit 2.1

GARY E. KLAUSNER (STATE BAR NO. 69077)
MICHAEL H. GOLDSTEIN (STATE BAR NO. 115675)
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION
3699 Wilshire Boulevard
Suite 900
Los Angeles, CA 90010-2739
Telephone: (213) 251-5100
Telecopy: (213) 251-5288

Proposed Reorganization Counsel for
Debtor and Debtor in Possession

Debtor’s Mailing Address:
1149 South Broadway Street
Los Angeles, California 90015

UNITED STATES BANKRUPTCY COURT

CENTRAL DISTRICT OF CALIFORNIA

LOS ANGELES DIVISION

In re MAXICARE, a California corporation, Debtor.	) ) ) ) ) ) ) ) ) ) )	Case No. LA 01-0126446-VZ

Chapter 11

STIPULATION AMONG DEBTOR, DEPARTMENT OF MANAGED HEALTH CARE, AN AGENCY OF THE STATE OF CALIFORNIA, AND J. MARK ABERNATHY, CONSERVATOR, WITH RESPECT TO APPOINTMENT OF EXAMINER; ORDER THEREON
)		Hearing
)
)	Date:	[TO BE SET]
)	Time:	[TO BE SET]
)	Place:	Courtroom 1568
)		Roybal Federal Building
)		255 East Temple St.
)		Los Angeles, CA 90012

      This Stipulation is made and entered into by Maxicare, a California corporation, debtor and debtor in possession (“Maxicare” or “Debtor”), on the one hand, and, on the other, the Department of Managed Health Care, an agency of the State of California (herein the “State” or “DMHC”) and J. Mark Abernathy, conservator (“Abernathy”), and is made with reference to the following facts:

      1. Maxicare is a health maintenance organization serving approximately 254,000 members in the State of California.

      2. The Department of Managed Health Care (“DMHC”) is an agency of the State of California.

      3. Pursuant to action taken by the DMHC on May 25, 2001 pursuant to California Health & Safety Code sections 1393(b) and (c), Abernathy was appointed by DMHC as conservator of Maxicare.

      4. Maxicare’s chapter 11 petition was filed on May 25, 2001 (the “Petition Date”).1

      5. The appointment of Abernathy as conservator took place prior to the commencement of the Debtor’s chapter 11 case.

      6. The DMHC, Abernathy and Debtor desire to resolve certain questions that have arisen with respect to the effect of the conservatorship, the chapter 11 filing, the rights, duties and responsibilities of Abernathy as conservator and Maxicare.

      NOW, THEREFORE, the parties hereto stipulate and agree as follows:

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[1]	If this Stipulation is not approved, the DMHC reserves its rights to contest the validity of the Debtor’s chapter 11 filing.

Bankruptcy Court Approval

      Upon the execution of this Stipulation, all parties will use their best efforts to obtain Bankruptcy Court approval for this Stipulation on an expedited basis. Pending Bankruptcy Court approval, the parties will cooperate in good faith in resolving questions concerning the Debtor’s and Abernathy’s respective authority for the day-to-day operation of the Debtor’s business and compliance with the bankruptcy laws, applicable rules and Guidelines of the United States Trustee and applicable state and federal law and regulations. The Debtor acknowledges that it remains subject to applicable state laws and regulations and is subject to regulation by the DMHC.

Appointment Of Examiner

      Upon Court approval of this Stipulation, Abernathy will be appointed Examiner for the Debtor under Bankruptcy Code section 1104. Abernathy’s rights, duties and responsibilities as Examiner shall be as set forth in this Stipulation.

Examiner’s Rights, Duties And Responsibilities With Respect To Any Prospective Sale Of The Debtor’s Membership Contracts Or Other Assets

      In order to resolve any questions concerning the respective rights, duties, responsibilities and authority of the Examiner and Debtor concerning the prospective sale of the Debtor’s member contracts or other assets, the parties agree as follows:

      1. The Debtor shall continue to solicit offers and meet with prospective purchasers.

      2. The Debtor shall report to the Examiner, no less than once each business day, as to the identity of any prospective purchasers, the status and substance of any discussions or negotiations concerning any prospective sale and the date and time of any meetings scheduled with any prospective purchasers. In addition the Debtor shall share with the Examiner any written correspondence and/or proposals or responses to proposals or other documents relating to any such prospective sales upon receipt of such documents.

      3. The Examiner, at his option, may attend meetings between the Debtor and any prospective purchasers.

      4. The Examiner shall notify the Debtor, as soon as is practical, if the Examiner or the DMHC believes that any prospective purchaser would be unacceptable to the DMHC or Examiner.

      5. The Debtor shall not file any motion or otherwise support any sale transaction involving its membership contracts or members or any other assets whose transfer requires the approval of the DMHC without the prior written approval of the Examiner.

      6. The Debtor shall cooperate with any prospective purchaser identified by the Examiner or DMHC and negotiate in good faith and provide the equivalent information as that provided to other prospective purchasers.

      7. The Debtor will provide a copy of this Stipulation to any prospective purchaser.

Examiner’s Rights, Duties And Responsibilities With Respect To The Debtor’s Business Operations.

      In order to resolve any questions concerning the respective rights, duties, responsibilities and authority of the Examiner and Debtor concerning the Debtor’s business operations, the parties agree as follows:

      1. The Debtor shall have discretion in retaining any professionals; provided, however, that such retention shall be approved by the Bankruptcy Court, and the Examiner and DMHC reserve their respective rights to object to any proposed employment.

      2. The Examiner shall monitor and oversee all business operations.

      3. The Debtor’s existing management shall remain in place and generally be responsible for day-to-day business operations of the Debtor and compliance with the Bankruptcy Code, Bankruptcy Rules and Guidelines of the United State Trustee and applicable federal and state law and regulations, subject to the following:

a. The Debtor shall not issue and forward to the payee any checks unless approved by the Examiner; however, the parties will reasonably cooperate with respect to attempting to reach agreement on regular ordinary-course expenses which can be paid without prior approval. All checks approved and issued shall be promptly mailed to the payees;

b. Each day by close of business the Debtor shall provide the Examiner with a daily report of all issued checks;

c. In addition to the terms of this Stipulation, the Debtor shall abide by the terms and conditions of the Stipulation entered into between the Debtor and the DMHC on May 15, 2001, a copy of which is attached hereto and made a part hereof as Exhibit “A”; and

d. If a dispute arises between the Debtor and Examiner as to the Debtor’s desire or refusal to make any payment or disbursement, the Debtor will promptly file a motion with the Bankruptcy Court seeking an expedited decision by the Court with respect to such dispute and no disbursement will be made pending a Court order resolving such dispute. The parties agree that such dispute can be resolved by motion without the necessity of filing a complaint.

e. In the event the Examiner makes a written demand on the Debtor requesting that the Debtor make a payment or disbursement, the Debtor shall, within eight (8) business days of receipt of such written demand, either comply with such demand or file a motion with the Bankruptcy Court requesting the Court to determine whether the Debtor should be required to do so.

f. The Examiner shall have the right to file a motion with the Bankruptcy Court requesting an order directing the Debtor to perform certain services or take certain actions which the Examiner has requested the Debtor to take and which the Debtor has determined not to take.

      4. The Debtor shall be responsible for payment of all reasonable fees and expenses incurred by the Examiner and professionals employed by the Examiner; provided, however, that the fees and expenses to be paid to the Examiner and Examiner’s professionals shall be paid only upon Bankruptcy Court approval after the submission by such professionals of a fee application in accordance with Local Rules and the United States Trustee’s Guidelines.

Access To Premises, Books and Records, and Information

      1. The Debtor and the Examiner shall each have access

to all of the Debtor’s premises, offices, employees and physical assets during normal hours of the Debtor’s business operations and to all of the Debtor’s books and records, wherever located, including computer records, and including having direct user access to the Debtor’s records and systems; provided, however, (1) the Examiner shall use his best efforts not to interfere with the reasonable and necessary ordinary course of business activities of the Debtor; and (2) the Examiner shall not have access to the records of any other entity, and if the Examiner inadvertently or otherwise gains access to any such records, the Examiner will not review, copy, share or discuss the nature or contents of such records with anyone.

      2. The Debtor shall use its best efforts to provide information to the Examiner which is in the possession of Maxicare Health Plans, Inc., the Debtor’s parent company, pertaining to the Debtor’s business operations, financial affairs and claims by third parties against the Debtor.

Miscellaneous

      1. The State may, without further order of Court, apply the assigned regulatory deposit which the Debtor made in connection with its compliance with the Knox-Keene Act (“Deposit”) to any expenses allowed to be paid from the Deposit pursuant to the provisions of 28 C.C.R. § 1300.76.1(g) or other state law or regulation.

      2. So long as the Debtor is in compliance with this Stipulation, neither the Examiner nor the DMHC shall move for dismissal or conversion to chapter 7 of the Debtor’s chapter 11 case or otherwise challenge the legitimacy of the Debtor’s chapter 11 case by virtue of events occurring prior to approval of this Stipulation.

      3. The Debtor shall not oppose the confirmation of Abernathy as conservator of the Debtor by the Los Angeles Superior Court; provided, however, that, so long as this Stipulation is in effect, such confirmation of Abernathy as conservator shall not provide Abernathy with any greater rights or responsibilities than those that are set forth in this Stipulation.

      4. If the Debtor determines to issue a press release with respect to this Stipulation, such a release shall not be issued unless and until approved by the DMHC and Abernathy.

      5. The DMHC shall be considered a party in interest for purposes of this case.

Notices

      1. All notices with respect to this Stipulation shall be made to the following persons and entities.

To the Debtor:

Gary E. Klausner, Esq. STUTMAN, TREISTER & GLATT PROFESSIONAL CORPORATION 3699 Wilshire Boulevard Suite 900 Los Angeles, CA 90010-2739 Telecopy: (213) 251-5288

Alan D. Bloom, Esq. Secretary and General Counsel MAXICARE 1149 South Broadway Street 9th Floor Los Angeles, CA 90015-2213 Telecopy: (213) 765-2684

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To the State of California, Department of Managed Health Care:

Ivan L. Kallick, Esq. MANATT, PHELPS & PHILLIPS, LLP Trident Center, East Tower 11355 West Olympic Boulevard Los Angeles, CA 90064 Telecopy: (310) 312-4224

To the Examiner:

J. Mark Abernathy, Conservator
4890 W. Kennedy Blvd. Ste. 760 Tampa, FL 33609 Telecopy: (813) 207-8119

To the Examiner’s Counsel:

Richard Diamond, Esq. Danning Gill Diamond & Kollitz 2029 Century Park East 3rd Floor Los Angeles, CA 90067 Telecopy: (310) 277-5735

DATED: May __, 2001	MAXICARE, a California corporation, Debtor and Debtor in Possession

By:	Alan D. Bloom, Esq. Its: Secretary and General Counsel

DATED: May __, 2001	Gary E. Klausner, Esq. Member of STUTMAN, TREISTER & GLATT PROFESSIONAL CORPORATION, Counsel for Debtor and Debtor in Possession

DATED: May __, 2001	Richard K. Diamond, Esq. DANNING GILL DIAMOND & KOLLITZ, Counsel for J. MARK ABERNATHY, Conservator and Proposed Examiner

DATED: May __, 2001	Ivan L. Kallick, Esq. MANATT, PHELPS & PHILLIPS, LLP, Counsel for STATE OF CALIFORNIA, DEPARTMENT OF MANAGED HEALTH CARE

ORDER

      Based upon the foregoing Stipulation and good cause appearing, it is hereby

      ORDERED, that the terms and conditions of the foregoing Stipulation shall be and are hereby approved and shall and do become the Order of this Court.

Dated: June __, 2001	THE HONORABLE VINCENT P. ZURZOLO, UNITED STATES BANKRUPTCY JUDGE

PRESENTED BY:

Gary E. Klausner, a Member of
STUTMAN, TREISTER & GLATT
PROFESSIONAL CORPORATION,
Counsel for Debtor and
Debtor in Possession

TABLE OF CONTENTS

		Page(s)

A.	Bankruptcy Court Approval	2

B.	Appointment Of Examiner	2

C.	Examiner’s Rights, Duties And Responsibilities With Respect To Any Prospective Sale Of The Debtor’s Membership Contracts Or Other Assets	2

D.	Examiner’s Rights, Duties And Responsibilities With Respect To The Debtor’s Business Operations.	3

E.	Access To Premises, Books and Records, and Information	5

F.	Miscellaneous	6

G.	Notices	7

ORDER		10